Exhibit 99.1
T-3 Energy Services, Inc. Provides Impact of Two Events on its Quarter
Ending September 30, 2008
HOUSTON, TEXAS, (PRIMEZONE WIRE) — October 21, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) announced today the impact of two events, Gulf Coast hurricanes and strategic alternative costs, that reduced results for the quarter by approximately $0.24 and $0.18 per diluted share, respectively. The Company has not provided guidance in the past, but wishes to provide the anticipated impact of these events on the current quarter. After taking these events into account, the Company anticipates earnings for the third quarter of 2008 to be in the range of $0.31 and $0.35 per diluted share. Despite the impact of these events, the Company anticipates record quarterly revenues of approximately $69.8 million.
Although Hurricanes Gustav and Ike caused minimal direct damage, they negatively impacted the Company during the quarter through delays in the completion of sales transactions originally anticipated during the quarter and increased costs at Company facilities near the Gulf Coast that were temporarily made idle due to the hurricanes. During the quarter, the Company sustained revenue reductions of approximately $8.5 million as a result of these hurricanes. The Company anticipates that these sales delays will be realized in the fourth quarter of 2008 and the first quarter of 2009. In addition, the Company incurred costs associated with lost absorption, downtime pay and minimal property damage, which further reduced third quarter 2008 operating income by approximately $1.4 million.
During the quarter, the Company continued to incur charges related to its review of strategic alternatives. The Company’s quarterly results include $2.2 million of these costs before tax or $2.3 million after tax. The Company’s tax rate for the quarter was negatively impacted by the amount of these strategic costs, including those incurred in the previous quarter, which are not deductible. These year-to-date costs were approximately $4.7 million before tax or $4.0 million after tax.
The Company is still in the process of reviewing and evaluating the quarterly results. Consequently, actual earnings for the quarter could fall outside the range mentioned above.
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, timing of product deliveries, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending June 30, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

Contact:	James M. Mitchell Senior Vice President and Chief Financial Officer 713-996-4110